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                     March 14, 2023

       J. Kevin Willis
       Chief Financial Officer
       Ashland Inc.
       8145 Blazer Drive
       Wilmington, Delaware 19808

                                                        Re: Ashland Inc.
                                                            Form 10-K for
Fiscal Year Ended September 30, 2022
                                                            Filed November 21,
2022
                                                            File No. 333-211719

       Dear J. Kevin Willis:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services